WY Secretary of State
FILED: 09/20/2022 02:27 PM
Original ID: 2021-001054861
Amendment ID: 2022-003843178

Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

For Office Use Only

Profit Corporation
Articles of Amendment

1. Corporation name:

Harrison, Vickers & Waterman, Inc.

2. Article number(s) **X** is amended as follows:
**Article number(s) is not your filing ID number. Example: 2000-000123456*

The number of authorized shares of Common Stock, par value $0.0001, is Twenty-Five Billion (25,000,000,000).

The number of authorized shares of Preferred Stock, par value $0.001, is One Hundred Million (100,000,000), of which Four (4) Series of Preferred Stock are authorized: Series A, Series B, Series C, and D, with their respective preferences and rights previously designated, and now Series F and G are hereby authorized with the following preferences and rights hereby designated

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Received
SEP 14 2022
Secretary of State
Wyoming

CERTIFICATE OF DESIGNATION, PREFERENCE AND RIGHTS OF SERIES F PREFERRED STOCK OF HARRISON, VICKERS & WATERMAN, INC.

The undersigned, Jeffrey M. Canouse, hereby certifies that:

1. I am the Chief Executive Officer of HARRISON, VICKERS & WATERMAN, INC., a Wyoming corporation (the "Company").

2. The authorized capital stock of Company consists of (a) 25,000,000,000 shares of common stock, par value $0.0001 of which 6,564,838,949 are issued and outstanding; (b) 100,000,000 shares of preferred stock par value $0.001 of the Company authorized ("Preferred Stock"): (i) 85,164 shares of 8% Class A Preferred Stock, stated value of $1,000.00 are issued and outstanding; (ii) 51 shares of Class B Preferred Stock, stated value of $1,000.00 are issued and outstanding; (iii) 2,500 shares of 8% Class C Preferred Stock, stated value of $1,000.00 are issued and outstanding; and (iv) 2,000,000 shares of 3% Class D Preferred Stock stated value of $1,000.00 are issued and outstanding.

3. The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Board of Directors of the Company is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof, of any of them;

WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid in accordance with the corporation law of the State of Wyoming, and as set forth in this Certificate of Designation, Preferences, Rights and Limitations of Series Convertible Preferred Stock, to designate the rights, preferences, restrictions and other matters relating to the Series F Preferred Stock, which will consist of 1,000,000 shares of Series F Preferred Stock, par value $0.001 per share ("Series F Preferred Stock"), which the Company has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

RESOLVED, FURTHER, that the chairman, chief executive officer, chief financial officer, president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file a Certificate of Designation, Preferences, Rights and Limitations of Series F Preferred Stock in accordance with the foregoing resolution and the provisions of Wyoming law.

ARTICLE I
Series F Preferred Stock

Section 1. Designation and Amount. The number of shares so designated as Series F Preferred Stock is 1,000,000 which will not be subject to increase without the consent of the holders (each a "Holder" and collectively, the "Holders") of a majority of the outstanding shares of Series F Preferred Stock. The

designations, powers, preferences, rights and restrictions granted or imposed upon the Series F Preferred Stock are as set forth in this Certificate of Designation (this "Certificate of Designation"). Each share of Series F Preferred Stock shall have, subject to Section 8(b), a stated value of $1.00 (the "Stated Value").

Section 2. Ranking and Voting.

A. Ranking. The Series F Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends and right of liquidation with the Company's common stock, par value 0.001 per share ("Common Stock"), and (b) junior with respect to dividends and right of liquidation to all existing and future indebtedness of the Company and existing and outstanding preferred stock of the Company.

B. Voting. Each issued and outstanding share of Series F Preferred Stock shall be entitled to the number of votes equal to the Underlying Common Stock (as determined as if such Holders was converting such share of preferred stock pursuant to Section 74 hereof) with respect to each share of Series F Preferred Stock at the time of such vote, at each meeting of shareholders of the Company with respect to any and all matters presented to the shareholders of the Company for their action or consideration, including the election of directors. Holders of Series F Preferred Stock shall vote together with the holders of Common Shares (and any other outstanding class of preferred stock of the Company (other than the Series F Preferred Stock), if any. Any reference herein to a determination, decision or election being made by the "Majority Holders" shall mean the determination, decision or election as made by Holders holding a majority of the issued and outstanding shares of Series F Preferred Stock at such time.

Section 3. [Intentionally omitted.]

Section 4. Protective Provisions.

A. So long as any shares of Series F Preferred Stock are outstanding, the Company will not, without the affirmative approval of the Majority Holders (i) alter or change adversely the powers, preferences or rights given to the Series F Preferred Stock or alter or amend this Certificate of Designation, (ii) authorize or create any class of stock ranking as to distribution of dividends or a liquidation preference senior to the Series F Preferred Stock, (iii) amend its Articles of Incorporation, as amended, or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series F Preferred Stock, (v) liquidate, dissolve or wind-up the business and affairs of the Company, or effect any Deemed Liquidation Event (as defined below), (vi) breach any of the provisions set forth herein; or (vii) enter into any binding agreement with respect to any of the foregoing.

B. A "Deemed Liquidation Event" means: (a) a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or, if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or

substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

C. The Company shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Company will be allocated among the holders of capital stock of the Company in accordance hereof.

D. Drag Along Rights.

(i) In the event that any Holder(s) of Series F Preferred Stock proposes to sell, or otherwise dispose of, to a Person or a group of Persons, other than an Affiliate of the transferring shareholders (a "Purchaser"), shares of Series F Preferred Stock representing conversion rights equal to more than fifty percent (50%) of the then outstanding shares of Common Stock (calculated on a fully diluted basis)(a "Majority Sale"), such shareholders(s) (the "Proposing Stockholders"), shall have the right (the "Drag Along Right") to require each of the other holders of Series F Preferred Stock to sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Purchaser a number of shares of Series F Preferred Stock (and shares of Common Stock) held by each such other shareholder(s) as shall equal the same percentage of the shares of Series F Preferred Stock held by such other shareholders as the percentage of the shares of Series F Preferred Stock held by the Proposing Stockholders that the Proposing Stockholders propose to sell to the Purchaser, upon the same terms (including the purchase price) and subject to the same conditions as are applicable to the Proposing Stockholders.

(ii) The Proposing Stockholders shall provide notice to each of the other holders (a "Drag Along Notice") of: (a) the Proposing Stockholders' intent to exercise their Drag Along Right in accordance with this article; (b) the identity of the proposed Purchaser in such Majority Sale; and (c) a summary of the purchase price and other relevant terms and conditions of such Majority Sale, no later than ten (10) days prior to the proposed closing of such Majority Sale. At the closing of the sale pursuant to the Drag Along Right, the Proposing Stockholders and the other shareholders subject to such Drag Along Right shall deliver to the proposed Purchaser certificates representing their shares of Series F Preferred Stock (and shares of Common Stock), duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank, and the Purchaser shall pay to each such shareholder the consideration due to it in accordance with the terms of such transaction, and this designation. Notwithstanding the foregoing, any such transaction may be structured as a merger, consolidation, amalgamation or similar transaction at the discretion of the Proposing Stockholders and the Purchaser and, in such event, each shareholder subject to the Drag Along Right agrees, if such transaction entitles shareholders to vote thereupon or consent thereto, (x) to vote all of the shares of (and shares of Series F Preferred Stock) held by such shareholder in favor of, or to consent to, any such transaction and (y) if applicable, not to exercise any appraisal or similar rights with respect to such transaction.

Section 5. Liquidation.

A. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or upon any Deemed Liquidation Event, after payment or provision for payment of debts and other liabilities of the Company, and after payment or provision for any liquidation preference payable to the holders of any Preferred Stock ranking senior upon liquidation to the Series F Preferred Stock, if any, but prior to any distribution or payment made to the holders of Common Stock or the holders of any Preferred Stock ranking junior upon liquidation to the Series F Preferred Stock by reason of their ownership thereof, the Holders will be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount with respect to each share of Series F Preferred Stock equal to (i) the Stated Value plus (ii) any accrued but unpaid dividends, the Default Adjustment (as defined herein), if applicable, Failure to Deliver Fees (as defined herein), if any, and any other fees as set forth herein (the amounts in this clause (ii) collectively, the "Adjustment Amount").

B. If, upon any liquidation, dissolution or winding up of the Company or any Deemed Liquidation Event, the assets of the Company will be insufficient to make payment in full to all Holders of the liquidation preferences hereunder, then such assets will be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Section 6. [Intentionally omitted.]

Section 7. Conversion.

A. Conversion Right. At any time following the Issuance Date (the "Conversion Period"), the Holder shall have the right at any time, to convert all or any part of the outstanding Series F Preferred Stock into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issuance Date, or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified at the conversion price determined as provided herein (a "Conversion"). The number of shares of Common Stock to be issued upon each conversion of Series F Preferred Stock shall be determined as set forth herein and shall be specified in the notice of conversion (the "Notice of Conversion"), delivered to the Company by a Holder in accordance with the terms hereof; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Company before 6:00 p.m., New York, New York time on such conversion date (the "Conversion Date"); however, if the Notice of Conversion is sent after 6:00 p.m., New York, New York time the Conversion Date shall be the next business day.

B. The Series F Preferred Stock shall have conversion rights, in aggregate, into that number of shares of Common Stock which shall equal Eighty-Five Percent (85%) of the total issued and outstanding shares of Common Stock of the Company (the "Underlying Common Stock") on a fully diluted basis. For clarification purposes, the process of calculating the amount of Underlying Common Stock that may be issued for each share of Series F Preferred Stock is as follows: 1) The total issued and outstanding Common Stock at the time of any conversion shall be divided by 0.15 (the "Grossed-Up Common Stock Amount"), 2) then the total amount of issued and outstanding Common Stock shall be subtracted from the Grossed-Up Common Stock Amount (the "Adjusted Grossed-Up Amount"), and 3) the Adjusted Grossed-Up Amount shall then be divided by the current number of Series F Preferred Stock issued and outstanding. Notwithstanding any reference above or elsewhere herein to any certificates representing the Series F Preferred Stock, the Company expects that the Series F Preferred Stock shall be recorded solely in book entry form, and in such case any references hereto to certificates representing the Series F

Preferred Stock being required to be delivered or provided in certain instances shall be deemed automatically waived, and such book entry records shall take the place thereof.

C. Authorized Shares. The Company covenants that during the Conversion Period, the conversion right exists, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Series F Preferred Stock issued. The Company is required at all times to have authorized and reserved the number of shares that would be issuable upon full conversion of the Series F Preferred Stock (based on the respective Conversion Price of the Series F Preferred Stock in effect from time to time) (the "Reserved Amount"). The Reserved Amount shall be increased (or decreased unilaterally by the Holder) from time to time in accordance with the Company's obligations hereunder. The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if the Company shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Series F Preferred Stock shall be convertible at the then current Conversion Price, the Company shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series F Preferred Stock. The Company (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Series F Preferred Stock, and (ii) agrees that its issuance of the Series F Preferred Stock shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of the Purchase Agreement and the Series F Preferred Stock. If, at any time the Company does not maintain the required Reserved Amount, the Company shall be put on notice by the Holder, and shall have five (5) days to cure its deficiency, after which time, such failure will be deemed an Event of Default hereunder.

D. Method of Conversion.

i. *Mechanics of Conversion*. As set forth in hereof, the shares of Series F Preferred Stock may be converted by the Holder thereof, either as to all of such Holder's shares of Series F Preferred Stock or as to a portion of such Holder's shares of Series F Preferred Stock, at any time during the Conversion Period, by submitting to the Company a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and within five (5) days following such conversion surrendering the converted Series F Preferred Stock to the Company's transfer agent.

ii. *Surrender of Series F Preferred Stock Upon Conversion*. Notwithstanding anything to the contrary set forth herein, upon conversion of the Series F Preferred Stock in accordance with the terms hereof, the converting Holder shall be required to physically surrender the any certificate (or book entry) representing the Series F Preferred Stock being converted to the Company (or its transfer agent) and, in the event that less than all of the Stock represented by such certificate is being converted, the Company shall return to the applicable Holder a new certificate representing the unconverted shares of Series F Preferred Stock.

iii. *Delivery of Common Stock Upon Conversion*. Upon receipt by the Company from a Holder of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as set forth herein, and the certificate representing the Series F Preferred Stock as required herein, the

Company shall issue and deliver or cause to be issued and delivered to or upon the order of the applicable Holder certificates for the Common Stock issuable upon such conversion, and any replacement certificate representing the unconverted shares of Series F Preferred Stock, if applicable, within three (3) business days after such receipt (the "Deadline"). Upon receipt by the Company of a Notice of Conversion, the applicable Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding Series F Preferred Stock held by such applicable Holder shall be reduced to reflect such conversion, and, unless the Company defaults on its obligations hereunder, all rights with respect to the shares of Series F Preferred Stock being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If the applicable Holder shall have given a Notice of Conversion as provided herein and comply with the other requirements herein, the Company's obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the applicable Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Company to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the applicable Holder of any obligation to the Company, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the applicable Holder in connection with such conversion.

iv. *Delivery of Common Stock by Electronic Transfer*. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the applicable Holder and its compliance with the provisions set forth herein, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the applicable Holder by crediting the account of applicable Holder's Prime Broker with DTC through its Deposit and Withdrawal at Custodian system.

v. *Failure to Deliver Common Stock Prior to Deadline*. Without in any way limiting a Holder's right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of the Series F Preferred Stock is not delivered by the Deadline due to action and/or inaction of the Company, the Company shall pay to the applicable Holder $2,000 per day in cash for each day beyond the Deadline that the Company fails to deliver such Common Stock (the "Fail to Deliver Fee"); provided; however that the Fail to Deliver Fee shall not be due if the failure is: (i) a result of a third party (i.e., transfer agent; and not the result of any failure to pay such transfer agent) despite the best efforts of the Company to effect delivery of such Common Stock or (ii) not the result of the willful, purposeful and/or intentional actions of the Company. Such cash amount shall be paid to applicable Holder by the fifth (5th) day of the month following the month in which it has accrued. The Company agrees that the right to convert is a valuable right to the applicable Holder. The damages resulting from a failure, attempt to frustrate, interference with such conversion right are difficult if not impossible to qualify. Accordingly, the parties acknowledge that the damages provision contained in this section are justified and reasonable.

vi. *Concerning the Shares*. The shares of Common Stock issuable upon conversion of the Series F Preferred Stock may not be sold or transferred unless: (i) such shares

are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act") or (ii) the Company or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) ("Rule 144"); or (iii) such shares are transferred to an "affiliate" (as defined in Rule 144) of the applicable Holder who agrees to sell or otherwise transfer the shares only in accordance with this section and who is an accredited investor (as defined in Rule 501 under Regulation D promulgated pursuant to the Securities Act). Any restrictive legend on certificates representing shares of Common Stock issuable upon conversion of the Series F Preferred Stock shall be removed and the Company shall issue to the applicable Holder a new certificate therefore free of any transfer legend if the Company or its transfer agent shall have received an opinion of counsel from applicable Holder's counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that (i) a public sale or transfer of such Common Stock may be made without registration under the Securities Act, which opinion shall be accepted by the Company so that the sale or transfer is effected; or (ii) in the case of the Common Stock issuable upon conversion of the Series F Preferred Stock such security is registered for sale by the applicable Holder under an effective registration statement filed under the Securities Act; or otherwise may be sold pursuant to an exemption from registration. In the event that the Company does not reasonably accept the opinion of counsel provided by the applicable Holder with respect to the transfer of Securities pursuant to an exemption from registration (such as Rule 144), at the Deadline, it will be considered an Event of Default hereunder.

E. <u>Effect of Certain Events</u>.

i. *Effect of Merger, Consolidation, Etc.* At the option of the Majority Holders, the sale, conveyance or disposition of all or substantially all of the assets of the Company, the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or the consolidation, merger or other business combination of the Company with or into any other Person (as defined herein) or Persons when the Company is not the survivor shall be deemed to be an Event of Default hereunder. "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

ii. *Adjustment Due to Merger, Consolidation, Etc.* If, at any time when the Series F Preferred Stock are outstanding and prior to conversion of all of the Series F Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Company other than in connection with a plan of complete liquidation of the Company, then each Holder shall thereafter have the right to receive upon conversion of the Series F Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which such Holder would have been entitled to receive in such transaction had the Series F Preferred Stock been converted in full immediately prior to such transaction (without regard to any limitations on conversion set

forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series F Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Company shall not affect any transaction described in this section unless (a) it first gives, to the extent practicable, ten (10) days' prior written notice (but in any event at least five (5) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time a Holder shall be entitled to convert the Series F Preferred Stock,) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the rights, preferences afforded to the Holders hereunder and obligations set forth herein. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

iii. *Adjustment Due to Distributions*. If the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Company's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "Distribution"), then each Holder shall be entitled to receive the applicable portion of such Distribution on an as-converted-to-Common-Stock basis, assuming that the Series F Preferred Stock were converted to Common Stock on the day immediately prior to the record date for holders of the Common Stock entitled to receive such Distribution, but, for the avoidance of doubt, without any conversion to Common Stock actually being required.

F. Stock Register. The Company will keep at the offices of the transfer agent, a register of the Series F Preferred Stock, which shall be prima facie indicia of ownership of all outstanding shares of Series F Preferred Stock, and amounts so converted and the dates of such conversions. Upon the surrender of any certificate representing Series F Preferred Stock at such place, the Company, at the request of the record Holder of such certificate, will execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

G. Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered Holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Preferred Shares.

Section 8. Events of Default.

A. If any of the following events of default (each, an "Event of Default") shall occur:

i. *[intentionally omitted.]*

ii. *Conversion and the Shares*. The Company fails to issue shares of Common Stock to a Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by a Holder of the conversion rights of a Holder in accordance with the terms

hereof, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to a Holder upon conversion of or otherwise pursuant to the terms hereof as and when required hereby, the Company directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) any certificate for shares of Common Stock to be issued to a Holder upon conversion of the Series F Preferred Stock or otherwise pursuant to the terms hereof, as and when required by the terms hereof, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the applicable Holder upon conversion of or otherwise pursuant to the terms hereof as and when required by the terms hereof (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this section) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for three (3) business days after a Holder shall have delivered a Notice of Conversion. It is an obligation of the Company to remain current in its obligations to its transfer agent. It shall be an event of default hereunder, if a conversion of the Series F Preferred Stock is delayed, hindered or frustrated due to a balance owed by the Company to its transfer agent. If at the option of a Holder, such Holder advances any funds to the Company's transfer agent in order to process a conversion, such advanced funds shall be paid by the Company to the applicable Holder within two (2) business days of a demand from the applicable Holder.

iii. *Breach of Covenants*. The Company breaches any material covenant or other material terms or conditions contained in this Certificate of Designation, the Merger Agreement (as defined herein) or in any purchase agreement, subscription agreement or other agreement pursuant to which any Holder has acquired any shares of Series F Preferred Stock, and such breach continues for a period of ten (10) days after written notice thereof to the Company from the Majority Holders.

iv. *Breach of Representations and Warranties*. Any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith, or in the merger agreement by and among the Company, PEN Merger Sub, LLC, and Pacific Energy Network LLC dated July 15, 2022 (the "Merger Agreement"), any purchase agreement, subscription agreement or other agreement pursuant to which any Holder has acquired any shares of Series G Preferred Stock, shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holders with respect to the Series G Preferred Stock.

v. *Receiver or Trustee*. The Company or any subsidiary of the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

vi. *Bankruptcy*. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company.

vii. *Delisting of Common Stock.* The Company shall fail to maintain the listing of the Common Stock on at least one of the OTC (which specifically includes the quotation platforms maintained by the OTC Markets Group) or an equivalent replacement exchange.

viii. *Failure to Comply with the Disclosure Requirements.* The Company shall fail to comply with the reporting requirements of the OTCMarkets and fail to maintain the Pink check mark, current information, disclosure status.

ix. Liquidation. Any dissolution, liquidation, or winding up of Company or any substantial portion of its business occurs.

x. *Cessation of Operations.* Any cessation of operations by Company or Company admits it is otherwise generally unable to pay its debts as such debts become due; provided, however, that any disclosure of the Company's ability to continue as a "going concern" shall not be an admission that the Company cannot pay its debts as they become due.

xi. *Replacement of Transfer Agent.* In the event that the Company proposes to replace its transfer agent, the Company fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered (including, but not limited to, the provision to irrevocably reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent and the Company.

xii. *Suspension of Trading.* Suspension of Trading of the Company's common stock by the SEC.

B. Default Adjustment. Upon the occurrence and during the continuation of any Event of Default (other than as set forth in Section 8(A)(ii), the Stated Value shall immediately be increased to $1.50 per share of Series F Preferred Stock; and upon the occurrence and during the continuation of any Event of Default specified in Section 8(A)(ii), the Stated Value shall immediately be increased to $2.00 per share of Series F Preferred Stock (the amounts referred to herein shall be referred to collectively as the "Default Adjustment"). In the event of a Default Adjustment, the Company shall immediately, solely upon the demand of the Majority Holders, redeem the issued and outstanding Series F Preferred Stock and pay to the Holders the amount which is equal to (i) the number of shares of Series F Preferred Stock held by such Holders multiplied by (ii) the Stated Value plus any Adjustment Amount.

Section 9. Miscellaneous.

A. Lost or Mutilated Preferred Stock Certificate. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered Holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series F Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Company (provided that if the Holder is a financial institution or other institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Company will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen,

destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

B. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

C. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, email, or facsimile, and, if sent to the Company, addressed to the Company at its principal office address or, if sent to a Holder, to the address of the Holder as set forth in the books and records of the Company. Any notice or other communication required or permitted to be given hereunder shall be deemed effective: (a) upon hand delivery or delivery by facsimile or email, with accurate confirmation (if delivered on a business day during normal business hours where such notice is to be received), or the first (1st) business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second (2nd) business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

D. Jurisdiction. Any action brought by any party against any other concerning this Certificate of Designation shall be brought only in the state courts of Wyoming or in the federal courts located in Wyoming. The Company and each Holder hereby irrevocably waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon *forum non conveniens*. The Company and each Holder waives trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Certificate of Designation is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Certificate of Designation. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with the Series F Preferred Stock by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

E. Remedies. The Company and each Holder acknowledge that a breach by it of its obligations hereunder will cause irreparable harm to the Company or the Holder, as applicable, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company and each Holder acknowledges that the remedy at law for a breach of its obligations under this Certificate of Designation will be inadequate and agrees, in the event of a breach or threatened breach of the provisions of this Certificate of Designation, that the Company or the Holders, as applicable, shall be entitled, in addition to all other available remedies at law or in equity, (the parties will not be entitled of any punitive

CERTIFICATE OF DESIGNATION, PREFERENCE AND RIGHTS OF SERIES G PREFERRED STOCK
OF
HARRISON, VICKERS & WATERMAN, INC.

The undersigned, Jeffrey M. Canouse, hereby certifies that:

1. I am the Chief Executive Officer of HARRISON, VICKERS & WATERMAN, INC., a Wyoming corporation (the "Company").

2. The authorized capital stock of Company consists of (a) 25,000,000,000 shares of common stock, par value $0.0001 of which 6,564,838,949 are issued and outstanding; (b) 100,000,000 shares of preferred stock par value $0.001 of the Company authorized ("Preferred Stock"): (i) 85,164 shares of 8% Class A Preferred Stock, stated value of $1,000.00 are issued and outstanding; (ii) 51 shares of Class B Preferred Stock, stated value of $1,000.00 are issued and outstanding; (iii) 2,500 shares of 8% Class C Preferred Stock, stated value of $1,000.00 are issued and outstanding; and (iv) 2,000,000 shares of 3% Class D Preferred Stock stated value of $1,000.00 are issued and outstanding.

3. The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Board of Directors of the Company is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof, of any of them;

WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid in accordance with the corporation law of the State of Wyoming, and as set forth in this Certificate of Designation, Preferences, Rights and Limitations of Series Convertible Preferred Stock, to designate the rights, preferences, restrictions and other matters relating to the Series G Preferred Stock, which will consist of 10,000 shares of Series G Preferred Stock, par value $0.001 per share ("Series G Preferred Stock"), which the Company has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

RESOLVED, FURTHER, that the chairman, chief executive officer, chief financial officer, president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file a Certificate of Designation, Preferences, Rights and Limitations of Series G Preferred Stock in accordance with the foregoing resolution and the provisions of Wyoming law.

ARTICLE I
Series G Preferred Stock

Section 1. **Designation and Amount**. The number of shares so designated as Series G Preferred Stock is 10,000 which will not be subject to increase without the consent of the holders (each a "Holder" and collectively, the "Holders") of a majority of the outstanding shares of Series G Preferred Stock. The

CERTIFICATE OF DESIGNATION, PREFERENCE AND RIGHTS OF SERIES G PREFERRED STOCK
OF
HARRISON, VICKERS & WATERMAN, INC.

The undersigned, Jeffrey M. Canouse, hereby certifies that:

1. I am the Chief Executive Officer of HARRISON, VICKERS & WATERMAN, INC., a Wyoming corporation (the "Company").

2. The authorized capital stock of Company consists of (a) 25,000,000,000 shares of common stock, par value $0.0001 of which 6,564,838,949 are issued and outstanding; (b) 100,000,000 shares of preferred stock par value $0.001 of the Company authorized ("Preferred Stock"): (i) 85,164 shares of 8% Class A Preferred Stock, stated value of $1,000.00 are issued and outstanding; (ii) 51 shares of Class B Preferred Stock, stated value of $1,000.00 are issued and outstanding; (iii) 2,500 shares of 8% Class C Preferred Stock, stated value of $1,000.00 are issued and outstanding; and (iv) 2,000,000 shares of 3% Class D Preferred Stock stated value of $1,000.00 are issued and outstanding.

3. The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Board of Directors of the Company is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof, of any of them;

WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid in accordance with the corporation law of the State of Wyoming, and as set forth in this Certificate of Designation, Preferences, Rights and Limitations of Series Convertible Preferred Stock, to designate the rights, preferences, restrictions and other matters relating to the Series G Preferred Stock, which will consist of 10,000 shares of Series G Preferred Stock, par value $0.001 per share ("Series G Preferred Stock"), which the Company has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

RESOLVED, FURTHER, that the chairman, chief executive officer, chief financial officer, president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file a Certificate of Designation, Preferences, Rights and Limitations of Series G Preferred Stock in accordance with the foregoing resolution and the provisions of Wyoming law.

ARTICLE I
Series G Preferred Stock

Section 1. Designation and Amount. The number of shares so designated as Series G Preferred Stock is 10,000 which will not be subject to increase without the consent of the holders (each a "Holder" and collectively, the "Holders") of a majority of the outstanding shares of Series G Preferred Stock. The

designations, powers, preferences, rights and restrictions granted or imposed upon the Series G Preferred Stock are as set forth in this Certificate of Designation (this "Certificate of Designation"). Each share of Series G Preferred Stock shall have, subject to Section 8(b), a stated value of $1.00 (the "Stated Value").

Section 2. Ranking and Voting.

A. Ranking. The Series G Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends and right of liquidation with the Company's common stock, par value 0.001 per share ("Common Stock"), and (b) junior with respect to dividends and right of liquidation to all existing and future indebtedness of the Company and existing and outstanding preferred stock of the Company.

B. Voting. Each issued and outstanding share of Series G Preferred Stock shall be entitled to the number of votes equal to the Underlying Common Stock (as determined as if such Holders was converting such share of preferred stock pursuant to Section 7 hereof) with respect to each share of Series G Preferred Stock at the time of such vote, at each meeting of shareholders of the Company with respect to any and all matters presented to the shareholders of the Company for their action or consideration, including the election of directors. Holders of Series G Preferred Stock shall vote together with the holders of Common Shares (and any other outstanding class of preferred stock of the Company (other than the Series G Preferred Stock), if any. Any reference herein to a determination, decision or election being made by the "Majority Holders" shall mean the determination, decision or election as made by Holders holding a majority of the issued and outstanding shares of Series G Preferred Stock at such time.

Section 3. [Intentionally omitted.]

Section 4. Protective Provisions.

A. So long as any shares of Series G Preferred Stock are outstanding, the Company will not, without the affirmative approval of the Majority Holders (i) alter or change adversely the powers, preferences or rights given to the Series G Preferred Stock or alter or amend this Certificate of Designation, (ii) authorize or create any class of stock ranking as to distribution of dividends or a liquidation preference senior to the Series G Preferred Stock, (iii) amend its Articles of Incorporation, as amended, or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series G Preferred Stock, (v) liquidate, dissolve or wind-up the business and affairs of the Company, or effect any Deemed Liquidation Event (as defined below), (vi) breach any of the provisions set forth herein; or (vii) enter into any binding agreement with respect to any of the foregoing.

B. A "Deemed Liquidation Event" means: (a) a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or, if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or

substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

C. The Company shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Company will be allocated among the holders of capital stock of the Company in accordance hereof.

Section 5. Liquidation.

A. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or upon any Deemed Liquidation Event, after payment or provision for payment of debts and other liabilities of the Company, and after payment or provision for any liquidation preference payable to the holders of any Preferred Stock ranking senior upon liquidation to the Series G Preferred Stock, if any, but prior to any distribution or payment made to the holders of Common Stock or the holders of any Preferred Stock ranking junior upon liquidation to the Series G Preferred Stock by reason of their ownership thereof, the Holders will be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount with respect to each share of Series G Preferred Stock equal to (i) the Stated Value plus (ii) any accrued but unpaid dividends, the Default Adjustment (as defined herein), if applicable, Failure to Deliver Fees (as defined herein), if any, and any other fees as set forth herein (the amounts in this clause (ii) collectively, the "Adjustment Amount").

B. If, upon any liquidation, dissolution or winding up of the Company or any Deemed Liquidation Event, the assets of the Company will be insufficient to make payment in full to all Holders of the liquidation preferences hereunder, then such assets will be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Section 6. [Intentionally omitted.]

Section 7. Conversion.

A. Conversion Right. At any time following the Issuance Date (the "Conversion Period"), the Holder shall have the right at any time, to convert all or any part of the outstanding Series G Preferred Stock into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issuance Date, or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified at the conversion price determined as provided herein (a "Conversion"). The number of shares of Common Stock to be issued upon each conversion of Series G Preferred Stock shall be determined as set forth herein and shall be specified in the notice of conversion (the "Notice of Conversion"), delivered to the Company by a Holder in accordance with the terms hereof; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Company before 6:00 p.m., New York, New York time on such conversion date (the "Conversion Date"); however, if the Notice of Conversion is sent after 6:00 p.m., New York, New York time the Conversion Date shall be the next business day.

B. The Series G Preferred Stock shall have conversion rights, in aggregate, into that number of shares of Common Stock which shall equal Ten Percent (10%) of the total issued and outstanding shares of Common Stock of the Company (the "Underlying Common Stock") on a fully diluted basis for the eighteen (18) months following the issuance. For clarification purposes, the process of calculating the amount of Underlying Common Stock that may be issued for each share of Series G Preferred Stock is as follows: 1) The total issued and outstanding Common Stock at the time of any conversion shall be divided by 0.90 (the "Grossed-Up Common Stock Amount"), 2) then the total amount of issued and outstanding Common Stock shall be subtracted from the Grossed-Up Common Stock Amount (the "Adjusted Grossed-Up Amount"), and 3) the Adjusted Grossed-Up Amount shall then be divided by the current number of Series G Preferred Stock issued and outstanding. Notwithstanding any reference above or elsewhere herein to any certificates representing the Series G Preferred Stock, the Company expects that the Series G Preferred Stock shall be recorded solely in book entry form, and in such case any references hereto to certificates representing the Series G Preferred Stock being required to be delivered or provided in certain instances shall be deemed automatically waived, and such book entry records shall take the place thereof.

C. Authorized Shares. The Company covenants that during the Conversion Period, the conversion right exists, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Series G Preferred Stock issued. The Company is required at all times to have authorized and reserved the number of shares that would be issuable upon full conversion of the Series G Preferred Stock (based on the respective Conversion Price of the Series G Preferred Stock in effect from time to time) (the "Reserved Amount"). The Reserved Amount shall be increased (or decreased unilaterally by the Holder) from time to time in accordance with the Company's obligations hereunder. The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if the Company shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Series G Preferred Stock shall be convertible at the then current Conversion Price, the Company shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series G Preferred Stock. The Company (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Series G Preferred Stock, and (ii) agrees that its issuance of the Series G Preferred Stock shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of the Purchase Agreement and the Series G Preferred Stock. If, at any time the Company does not maintain the required Reserved Amount, the Company shall be put on notice by the Holder, and shall have five (5) days to cure its deficiency, after which time, such failure will be deemed an Event of Default hereunder.

D. Method of Conversion.

i. *Mechanics of Conversion.* As set forth in hereof, the shares of Series G Preferred Stock may be converted by the Holder thereof, either as to all of such Holder's shares of Series G Preferred Stock or as to a portion of such Holder's shares of Series G Preferred Stock, at any time during the Conversion Period, by submitting to the Company a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and within five (5) days following such conversion surrendering the converted Series G Preferred Stock to the Company's transfer agent.

ii. *Surrender of Series G Preferred Stock Upon Conversion*. Notwithstanding anything to the contrary set forth herein, upon conversion of the Series G Preferred Stock in accordance with the terms hereof, the converting Holder shall be required to physically surrender the any certificate (or book entry) representing the Series G Preferred Stock being converted to the Company (or its transfer agent) and, in the event that less than all of the Stock represented by such certificate is being converted, the Company shall return to the applicable Holder a new certificate representing the unconverted shares of Series G Preferred Stock.

iii. *Delivery of Common Stock Upon Conversion*. Upon receipt by the Company from a Holder of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as set forth herein, and the certificate representing the Series G Preferred Stock as required herein, the Company shall issue and deliver or cause to be issued and delivered to or upon the order of the applicable Holder certificates for the Common Stock issuable upon such conversion, and any replacement certificate representing the unconverted shares of Series G Preferred Stock, if applicable, within three (3) business days after such receipt (the "Deadline"). Upon receipt by the Company of a Notice of Conversion, the applicable Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding Series G Preferred Stock held by such applicable Holder shall be reduced to reflect such conversion, and, unless the Company defaults on its obligations hereunder, all rights with respect to the shares of Series G Preferred Stock being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If the applicable Holder shall have given a Notice of Conversion as provided herein and comply with the other requirements herein, the Company's obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the applicable Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Company to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the applicable Holder of any obligation to the Company, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the applicable Holder in connection with such conversion.

iv. *Delivery of Common Stock by Electronic Transfer*. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the applicable Holder and its compliance with the provisions set forth herein, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the applicable Holder by crediting the account of applicable Holder's Prime Broker with DTC through its Deposit and Withdrawal at Custodian system.

v. *Failure to Deliver Common Stock Prior to Deadline*. Without in any way limiting a Holder's right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of the Series G Preferred Stock is not delivered by the Deadline due to action and/or inaction of the Company, the Company shall pay to the applicable Holder $2,000 per day in cash, for each day beyond the Deadline that the Company fails to deliver such Common Stock (the "Fail to Deliver

Fee"); provided; however that the Fail to Deliver Fee shall not be due if the failure is: (i) a result of a third party (i.e., transfer agent; and not the result of any failure to pay such transfer agent) despite the best efforts of the Company to effect delivery of such Common Stock; or (ii) not the result of the willful, purposeful and/or intentional actions of the Company. Such cash amount shall be paid to applicable Holder by the fifth (5th) day of the month following the month in which it has accrued. The Company agrees that the right to convert is a valuable right to the applicable Holder. The damages resulting from a failure, attempt to frustrate, interference with such conversion right are difficult if not impossible to qualify. Accordingly, the parties acknowledge that the damages provision contained in this section are justified and reasonable.

'vi. *Concerning the Shares*. The shares of Common Stock issuable upon conversion of the Series G Preferred Stock may not be sold or transferred unless: (i) such shares are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act") or (ii) the Company or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) ("Rule 144"); or (iii) such shares are transferred to an "affiliate" (as defined in Rule 144) of the applicable Holder who agrees to sell or otherwise transfer the shares only in accordance with this section and who is an accredited investor (as defined in Rule 501 under Regulation D promulgated pursuant to the Securities Act). Any restrictive legend on certificates representing shares of Common Stock issuable upon conversion of the Series G Preferred Stock shall be removed and the Company shall issue to the applicable Holder a new certificate therefore free of any transfer legend if the Company or its transfer agent shall have received an opinion of counsel from applicable Holder's counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that (i) a public sale or transfer of such Common Stock may be made without registration under the Securities Act, which opinion shall be accepted by the Company so that the sale or transfer is effected; or (ii) in the case of the Common Stock issuable upon conversion of the Series G Preferred Stock such security is registered for sale by the applicable Holder under an effective registration statement filed under the Securities Act; or otherwise may be sold pursuant to an exemption from registration. In the event that the Company does not reasonably accept the opinion of counsel provided by the applicable Holder with respect to the transfer of Securities pursuant to an exemption from registration (such as Rule 144), at the Deadline, it will be considered an Event of Default hereunder.

E. <u>Effect of Certain Events</u>.

i. *Effect of Merger, Consolidation, Etc.* At the option of the Majority Holders, the sale, conveyance or disposition of all or substantially all of the assets of the Company, the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or the consolidation, merger or other business combination of the Company with or into any other Person (as defined herein) or Persons when the Company is not the survivor shall be deemed to be an Event of Default hereunder. "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

ii. *Adjustment Due to Merger, Consolidation, Etc.* If, at any time when the Series G Preferred Stock are outstanding and prior to conversion of all of the Series G Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Company other than in connection with a plan of complete liquidation of the Company, then each Holder shall thereafter have the right to receive upon conversion of the Series G Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which such Holder would have been entitled to receive in such transaction had the Series G Preferred Stock been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series G Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Company shall not affect any transaction described in this section unless (a) it first gives, to the extent practicable, ten (10) days' prior written notice (but in any event at least five (5) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time a Holder shall be entitled to convert the Series G Preferred Stock,) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the rights, preferences afforded to the Holders hereunder and obligations set forth herein. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

iii. *Adjustment Due to Distributions.* If the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Company's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "Distribution"), then each Holder shall be entitled to receive the applicable portion of such Distribution on an as-converted-to-Common-Stock basis, assuming that the Series G Preferred Stock were converted to Common Stock on the day immediately prior to the record date for holders of the Common Stock entitled to receive such Distribution, but, for the avoidance of doubt, without any conversion to Common Stock actually being required.

F. Stock Register. The Company will keep at the offices of the transfer agent, a register of the Series G Preferred Stock, which shall be prima facie indicia of ownership of all outstanding shares of Series G Preferred Stock, and amounts so converted and the dates of such conversions. Upon the surrender of any certificate representing Series G Preferred Stock at such place, the Company, at the request of the record Holder of such certificate, will execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

G. Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered Holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Preferred Shares.

Section 8. Events of Default.

A. If any of the following events of default (each, an "Event of Default") shall occur:

i. *[intentionally omitted.]*

ii. *Conversion and the Shares*. The Company fails to issue shares of Common Stock to a Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by a Holder of the conversion rights of a Holder in accordance with the terms hereof, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to a Holder upon conversion of or otherwise pursuant to the terms hereof as and when required hereby, the Company directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) any certificate for shares of Common Stock to be issued to a Holder upon conversion of the Series G Preferred Stock or otherwise pursuant to the terms hereof, as and when required by the terms hereof, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the applicable Holder upon conversion of or otherwise pursuant to the terms hereof as and when required by the terms hereof (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this section) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for three (3) business days after a Holder shall have delivered a Notice of Conversion. It is an obligation of the Company to remain current in its obligations to its transfer agent. It shall be an event of default hereunder, if a conversion of the Series G Preferred Stock is delayed, hindered or frustrated due to a balance owed by the Company to its transfer agent. If at the option of a Holder, such Holder advances any funds to the Company's transfer agent in order to process a conversion, such advanced funds shall be paid by the Company to the applicable Holder within two (2) business days of a demand from the applicable Holder.

iii. *Breach of Covenants*. The Company breaches any material covenant or other material terms or conditions contained in this Certificate of Designation, the Merger Agreement (as defined herein) or in any purchase agreement, subscription agreement or other agreement pursuant to which any Holder has acquired any shares of Series F Preferred Stock, and such breach continues for a period of ten (10) days after written notice thereof to the Company from the Majority Holders.

iv. *Breach of Representations and Warranties*. Any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith, or in the merger agreement by and among the Company, PEN Merger Sub, LLC, and Pacific Energy Network LLC dated July 15, 2022 (the "Merger Agreement"), any purchase agreement, subscription agreement or other agreement pursuant to which any Holder has acquired any shares of Series G Preferred Stock, shall be false or misleading

in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holders with respect to the Series G Preferred Stock.

v. *Receiver or Trustee*. The Company or any subsidiary of the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

vi. *Bankruptcy*. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company.

vii. *Delisting of Common Stock*. The Company shall fail to maintain the listing of the Common Stock on at least one of the OTC (which specifically includes the quotation platforms maintained by the OTC Markets Group) or an equivalent replacement exchange.

viii. Failure to Comply with the Disclosure Requirements. The Company shall fail to comply with the reporting requirements of the OTCMarkets and fail to maintain the Pink check mark, current information, disclosure status.

ix. Liquidation. Any dissolution, liquidation, or winding up of Company or any substantial portion of its business occurs.

x. *Cessation of Operations*. Any cessation of operations by Company or Company admits it is otherwise generally unable to pay its debts as such debts become due; provided, however, that any disclosure of the Company's ability to continue as a "going concern" shall not be an admission that the Company cannot pay its debts as they become due.

xi. *Replacement of Transfer Agent*. In the event that the Company proposes to replace its transfer agent, the Company fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered (including, but not limited to, the provision to irrevocably reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent and the Company.

xii. *Suspension of Trading*. Suspension of Trading of the Company's common stock by the SEC.

B. Default Adjustment. Upon the occurrence and during the continuation of any Event of Default (other than as set forth in Section 8(A)(ii), the Stated Value shall immediately be increased to $1.50 per share of Series G Preferred Stock; and upon the occurrence and during the continuation of any Event of Default specified in Section 8(A)(ii), the Stated Value shall immediately be increased to $2.00 per share of Series G Preferred Stock (the amounts referred to herein shall be referred to collectively as the "Default Adjustment"). In the event of a Default Adjustment, the Company shall immediately, solely upon the demand of the Majority Holders, redeem the issued and outstanding Series G Preferred Stock and pay to the Holders the amount which is equal to (i) the number of shares of Series G Preferred Stock held by such Holders multiplied by (ii) the Stated Value plus any Adjustment Amount.

Section 9. Miscellaneous.

A. Lost or Mutilated Preferred Stock Certificate. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered Holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series G Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Company (provided that if the Holder is a financial institution or other institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Company will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

B. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

C. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, email, or facsimile, and, if sent to the Company, addressed to the Company at its principal office address or, if sent to a Holder, to the address of the Holder as set forth in the books and records of the Company. Any notice or other communication required or permitted to be given hereunder shall be deemed effective: (a) upon hand delivery or delivery by facsimile or email, with accurate confirmation (if delivered on a business day during normal business hours where such notice is to be received), or the first (1st) business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second (2nd) business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

D. Jurisdiction. Any action brought by any party against any other concerning this Certificate of Designation shall be brought only in the state courts of Wyoming or in the federal courts located in Wyoming. The Company and each Holder hereby irrevocably waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon *forum non conveniens*. The Company and each Holder waives trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Certificate of Designation is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Certificate of Designation. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with the Series G Preferred Stock by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing

contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

E. Remedies. The Company and each Holder acknowledge that a breach by it of its obligations hereunder will cause irreparable harm to the Company or the Holder, as applicable, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company and each Holder acknowledges that the remedy at law for a breach of its obligations under this Certificate of Designation will be inadequate and agrees, in the event of a breach or threatened breach of the provisions of this Certificate of Designation, that the Company or the Holders, as applicable, shall be entitled, in addition to all other available remedies at law or in equity, (the parties will not be entitled of any punitive damages or penalties, but, only real and actual damages), to an injunction or injunctions restraining, preventing or curing any breach of this Certificate of Designation and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

G. Further Assurances. The Company shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as ant Holder may reasonably request in order to carry out the intent and accomplish the purposes of this Designation and any of the rights and preferences set forth herein including but not limited to the conversion of the Series G Preferred Shares into shares of common stock whether by Rule 144 or a court approved settlement of conversion of the Series G Preferred Shares into shares of common stock pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended.

F. Headings. The headings contained herein are for convenience only and will not. be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this August 2, 2022.

HARRISON, VICKERS & WATERMAN, INC.

By: [signature]

Name: Jeffrey M. Canouse

Title: Chief Executive Officer

OR

[X]Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. 17-16-1003.

Signature:

(signature)

(May be executed by Chairman of Board, President or another of its officers.)

Date: 08/02/2022

(mm/dd/yyy)

Print Name: **Jeffrey M. Canouse**
Title: **President, CEO and Director**

Contact Person: Jeffrey M. Canouse
Daytime Phone Number: **770-235-6053**

Email:
(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*